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                         EXHIBIT 11

          GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
   STATEMENTS OF COMPUTATION OF PER SHARE EARNINGS
   (Unaudited)
              (Millions, except per share amounts)

                                 For the year ended December 31,
                                 -----------------------
                                      1996     1995     1994
                                     ------   ------   -----
-
Income
-------------
Income before extraordinary
 item and accounting change          $ 161    $1,018   $ 326
Extraordinary item,
 net of taxes                          (5)        -     (11)
Cumulative effect of accounting
 change, net of taxes                    -        -      (5)
                                     ------   ------   ------

Net income                           $ 156    $1,018   $ 310
                                     ======   ======   ======

Weighted Average Shares
-----------------------

Common shares outstanding,
    net of restricted stock          90.6     90.2    89.1

Add -  shares assumed to be issued
 under long-term incentive
 (restricted stock), stock
 option and stock purchase
 plans at the average
market price                           .6       .9       .6
                                     ------   ------   ------
Primary shares                        91.2     91.1    89.7
                                     ------   ------   ------

Add - additional shares assumed to be
 issued under long-term incentive
 (restricted stock), stock option
 and stock purchase plans at the
 quarter-end market price (if
 higher than average market
price)                                  -        -       .1
                                     ------   ------   ------
Fully diluted shares                  91.2     91.1    89.8
                                     ======    ======  ======

Income Per Share
---------------------------------
Income before extraordinary
 item and accounting change           $1.78   $ 11.29  $3.66
Extraordinary item,
    net of taxes                        (.06)        -  (.12)
Cumulative effect of accounting
change, net of taxes                    -        -      (.06)
                                     ------   ------   ------
Net income                             $1.72  $ 11.29  $3.48
                                     ======   ======   ======


Income Per Share - Primary
 and Fully Diluted
---------------------------------
Income before extraordinary
 item and accounting change           $1.77   $ 11.18  $3.63
Extraordinary item,
 net of taxes                         (.06)       -    (.12)
Cumulative effect of accounting
 change, net of taxes                    -        -    (.06)
                                     ------   ------   ------
Net income                            $1.71   $ 11.18  $3.45
                                     ======   ======   ======



A single presentation of income per share is made on the Statements of Income because the effects of assuming issuance of common shares under long-term incentive (restrictive stock), stock option and stock purchase plans are either antidilutive or insignificant.